SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2017

BEST HOMETOWN BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	0-55652	81-1959486
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 East Clay Street, Collinsville, Illinois	62234
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (618) 345-1121

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On January 30, 2017, Best Hometown Bank (the "Bank"), the wholly owned subsidiary of Best Hometown Bancorp, Inc. (the “Company”), entered into an agreement (the “Agreement”) to purchase two parcels of real property (the “Lots”) located adjacent to the Bank’s branch in Maryville, Illinois.  The Lots, located at 6100 and 6106 East Main Street and 103 North Donk Avenue in Maryville, Illinois, are owned by entities controlled by Monty Docter and his brother.  Mr. Docter is a member of the Boards of Directors of the Bank and the Company.  Under the Agreement, the Bank will acquire the Lots for a total purchase price of $335,000.  The purchase price was determined based on an appraisal and a commercial appraisal review by two independent appraisal firms, and the purchase of the Lots was approved by the disinterested members of the Board of Directors of the Bank. Prior to entering into the Agreement, the Bank also obtained environmental site assessments of the Lots.  The Bank expects to use the Lots for future expansion of its Maryville branch, including for a new drive-up ATM and/or for additional parking.  The Agreement contains other terms customary to contracts for the purchase of real estate. A copy of the Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Contract for Sale of Real Estate, dated January 30, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BEST HOMETOWN BANCORP, INC.

DATE: February 3, 2017	By:	/s/ Ronnie R. Shambaugh
Ronnie R. Shambaugh
President and Chief Executive Officer